NL Industries, Inc.                         Contact:   Gregory M. Swalwell
Three Lincoln Centre                                   Vice President, Finance
5430 LBJ Freeway, Suite 1700                           (972) 233-1700
Dallas, TX  75240-2697
--------------------------------------------------------------------------------
News Release
--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE
                        NL REPORTS FIRST QUARTER RESULTS

DALLAS, TEXAS...May 5, 2004...NL Industries, Inc. (NYSE:NL) today reported net income for the first quarter of 2004 of $4.1 million, or $.08 per diluted share, compared with income of $9.4 million, or $.20 per diluted share, in the first quarter of 2003.

The Company conducts its titanium dioxide pigments ("TiO2") business through its majority-owned subsidiary, Kronos Worldwide, Inc. Kronos' sales of $263.3 million in the first quarter of 2004 were $10.3 million, or 4%, higher than the first quarter of 2003 as the favorable effect of fluctuations in foreign currency exchange rates, which increased sales by approximately $21 million, more than offset the impact of lower average selling prices for TiO2. Despite the increase in sales, TiO2 segment profit (see description of non-GAAP information below) declined to $26.2 million in the first quarter of 2004 compared with $34.4 million in the first quarter of 2003 due primarily to lower average TiO2 selling prices.

Kronos' average selling prices in billing currencies (which excludes the effects of fluctuations in the value of the U.S. dollar relative to other currencies) during the first quarter of 2004 were 4% lower than the first quarter of 2003. Expressed in U.S. dollars computed using actual foreign currency exchange rates prevailing during the respective periods, Kronos' average selling prices in the first quarter of 2004 were 4% higher than the first quarter of 2003.

Kronos's TiO2 sales and production volumes in the first quarter of 2004 approximated its respective sales and production volumes in the first quarter of 2003, with operating rates at near full capacity in both periods. Finished goods inventories at March 31, 2004, which represented 2.2 months of average sales, were lower as compared to December 31, 2003.

Corporate expense for 2004 decreased compared to 2003 primarily due to lower environmental remediation and legal expenses.

Securities transactions, net for 2003 included the previously-reported first quarter $2.3 million noncash securities transaction gain ($1.5 million, or $.03 per diluted share, net of income taxes) related to the exchange of the Company's holdings of Tremont Corporation common stock for shares of Valhi, Inc. common stock as a result of a series of merger transactions completed in February 2003.

Interest expense in the first quarter of 2004 increased $1.2 million from the comparable 2003 period, primarily due to relative changes in foreign currency exchange rates, which increased the U.S. dollar equivalent of interest expense on Kronos International's euro-denominated Senior Secured Notes by approximately $1.1 million in the first quarter of 2004 as compared to the first quarter of 2003.

The Company's effective income tax rate in the first quarter of 2004 was lower than the first quarter of 2003 due primarily to the utilization of certain income tax attributes for which the benefit had not previously been recognized.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to:

o    Future supply and demand for the Company's products,
o    The cyclicality of certain of the Company's businesses,
o    Customer inventory levels,
o    Changes in raw material and other operating costs,
o    The possibility of labor disruptions,
o    General global economic and political conditions,
o    Competitive products and substitute products,
o    Customer and competitor strategies,
o    The impact of pricing and production decisions,
o    Competitive technology positions,
o    Fluctuations in currency exchange rates,
o    Operating interruptions,
o    The ability of the Company to renew or refinance credit facilities,
o The ultimate outcome of income tax audits, tax settlement initiatives or other tax controversies,
o    Environmental matters,
o    Government laws and regulations and possible changes therein,
o    The ultimate resolution of pending litigation, and
o    Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results as determined by accounting principles generally accepted in the United States of America ("GAAP"), the Company has disclosed certain non-GAAP information which the Company believes provides useful information to investors:

o The Company discloses percentage changes in Kronos' average TiO2 selling prices in billing currencies, which excludes the effects of foreign currency translation. The Company believes disclosure of such percentage changes allows investors to analyze such changes without the impact of changes in foreign currency exchange rates, thereby facilitating period-to-period comparisons of relative changes in average selling prices in the actual various billing currencies. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the percentage change in average selling prices in billing currencies will be higher or lower, respectively, than such percentage changes would be using actual exchange rates prevailing during the respective periods.
o The Company discloses segment profit (formerly referred to as "operating income"). Segment profit is used by the Company's management to assess the performance of the TiO2 operations of Kronos. The Company believes disclosure of segment profit provides useful information to investors because  it  allows  investors  to  analyze  the  performance  of the  TiO2 operations in the same way that the Company's management assesses performance. The Company defines segment profit as income before income taxes, minority interest, interest expense and certain general corporate items. Corporate items excluded from the determination of segment profit include corporate expense, interest income not attributable to TiO2 operations, securities gains (losses) and noncompete agreement income.

NL Industries, Inc., through its majority-owned subsidiary Kronos Worldwide Inc., is a major international producer of titanium dioxide pigments.

                               NL INDUSTRIES, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (In millions, except per share and metric ton data)
                                   (Unaudited)


                                                                   Three months ended
                                                                        March 31,
                                                               ----------------------------
                                                               ----------------------------
                                                                   2003           2004
                                                               -------------- -------------
                                                               -------------- -------------

Net sales                                                        $    253.0      $   263.3
Cost of sales                                                         188.4          202.3
                                                                -----------     ----------

    Gross margin                                                       64.6           61.0

Selling, general and administrative expense                            29.4           35.2
Other operating income (expense):
    Currency transaction gains (losses), net                           (1.1)            .2
    Noncompete agreement income                                          .3            -
    Other income                                                         .1            -
    Corporate expense                                                 (15.3)          (6.6)
                                                               ------------    -----------

        Income from operations                                         19.2           19.4

Other income (expense):
    Trade interest income                                                .2             .2
    Other interest income                                                .9             .7
    Securities transactions, net                                        2.2            -
    Interest expense                                                   (8.0)          (9.2)
                                                               -------------   -----------

        Income before income taxes and minority interest               14.5           11.1

Provision for income taxes                                              5.1            2.2
Minority interest in after-tax earnings                                  --            4.8
                                                               -------------- ------------

        Net income                                             $        9.4    $       4.1
                                                               ============    ===========

Basic and diluted net income per share                         $        .20    $       .08
                                                                  =========    ===========

Weighted-average shares used in the
  calculation of earnings per share:
    Basic shares                                                       47.7           48.1
    Dilutive impact of stock options
                                                                         -              .2
                                                               ---------------------------
    Diluted shares                                                     47.7           48.3
                                                               ============    ===========

TiO2 data - metric tons in thousands:

    Sales volume                                                      118.4          118.1
    Production volume                                                 117.2          116.9

                               NL INDUSTRIES, INC.

                       RECONCILIATION OF SEGMENT PROFIT TO
                             INCOME FROM OPERATIONS
                                  (In millions)
                                   (Unaudited)


                                                                  Three months ended
                                                                       March 31,
                                                               --------------------------
                                                               --------------------------
                                                                   2003         2004
                                                               ------------- ------------
                                                               ------------- ------------

Segment profit                                                  $    34.4      $   26.2

Adjustments:
    Trade interest income                                             (.2)          (.2)
    Noncompete agreement income                                        .3             -
    Corporate expense                                               (15.3)         (6.6)
                                                               ----------      --------

Income from operations                                          $    19.2      $   19.4
                                                                =========      ========



                       RECONCILIATION OF PERCENT CHANGE IN
                             AVERAGE SELLING PRICES
                                   (Unaudited)


                                                                    Percent change-
                                                                  Three months ended
                                                                       March 31,
                                                                     2003 vs. 2004
                                                               --------------------------
                                                               --------------------------

Percent change in average selling prices:
    Using actual foreign currency exchange rates                           +4%
    Impact of changes in foreign currency exchange rates                   -8%
                                                                     ---------
    In billing currencies                                                  -4%
                                                                     =========